EXHIBIT 99.1

Clarkston Financial Corp. Posts Double-Digit Growth in Assets, Loans and Deposits

Tuesday July 12, 4:46 pm ET

New Bank and Mortgage Company Start-up Costs Lower Earnings; 22nd Consecutive Profitable Quarter

CLARKSTON, Mich., July 12 /PRNewswire-FirstCall/ — Clarkston Financial Corporation (OTC Bulletin Board: CKSB —News), the holding company for Clarkston State Bank, posted strong balance sheet growth, but lower earnings for the second quarter and first half, principally from start-up costs for a new bank and mortgage lending operation, Edwin L. Adler, Board Chairman, and J. Grant Smith, Chief Operating Officer and Chief Financial Officer, jointly announced today.

Clarkston Financial Corporation is the holding company for Clarkston State Bank, which opened in January 1999, and operates five branches in Clarkston, Waterford, and Independence Township, and a new Loan Production Office (LPO) in nearby Milford, Mich. Following and subject to regulatory approval, the LPO operations will be transferred to a de novo bank, Huron Valley State Bank (in organization), with Clarkston Financial holding approximately 55% ownership.

Second-quarter results

Net income for the second quarter was $116,000, or $0.11 per share, compared with net income of $332,000, or $0.32 per share, for the second quarter of 2004. The results reflect solid growth in both interest and noninterest income. Net interest income rose 22% from loan growth and margin improvement; and noninterest income jumped 67% from higher bank service charges and fee income. However, these positive results were offset by start-up costs of $89,400 (equivalent to $0.08 per share) and $101,700 (equivalent to $.10 per share), for the new bank and new mortgage company, respectively; and an additional $170,000 (equivalent to $0.16 per share) loan loss provision for one classified loan.

Six-month results

Midyear results were positive, but muted by the start-up costs and sizeable Q2 loan-loss provision for one classified loan. Net income was $295,000, or $0.28 per share, compared with net income of $634,000, or $0.61 per share, a year ago. For the first half of 2005, net interest income increased 23%, from loan growth and moderately improved NIM. Noninterest income jumped 75% from bank service charges and fee income.

The balance sheet improved. For the first half of the year, assets rose 14% to $186.2 million, loans outstanding increased 16% to $130.2 million, and deposits totaled $158.3 million — a 25% increase.

Mr. Smith said, “We continue to execute our business plan. Our newest branch, which has been open a little more than six months, has already garnered $12.2 million in deposits. Commercial lending has been strong. Even after the loan was classified late in the quarter, asset quality continues to be strong. We are building staff at the new Loan Production Office in Milford in anticipation of it converting to Huron Valley State Bank following our private placement offering and receipt of regulatory approvals. We have spent approximately $379,000, equivalent to $0.36 cents per share in the first half for the start-up at Milford LPO/Huron Valley State Bank and launch CSBHomelending. We believe these investments will lay the foundation for future growth.”

Mr. Adler noted, “Our people and products have hit the right chord in community banking. We believe we are well positioned for future growth and improved profitability.”

During the quarter, Clarkston Financial Corporation commenced its previously announced rights offering, allowing existing shareholders to purchase additional shares of its common stock. The rights offering will allow shareholders of Clarkston common stock, as of the June 6, 2005 record date, to purchase additional shares of Clarkston common stock, at $18.00 per share, equal to the number of shares currently owned by such shareholder divided by four, rounded down to the nearest whole number. Clarkston is offering to sell an aggregate of 262,912 shares of its common stock in the rights offering.

Safe Harbor. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that may cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors included in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Corporation assumes no responsibility to update forward- looking statements.

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Clarkston Financial Corporation
Quarterly Financial Summary

Second Quarter 2005	Unaudited

SUMMARY OF OPERATIONS	Three Months Ended June 30,		Percent
	2005	2004	Change

Net Interest Income	$1,533	$1,259	21.72%
Provision for Loan Losses	260	105	147.62%
Non-Interest Income	250	150	66.33%
Non-Interest Expense	1,396	916	52.37%
Pre-Tax Income	126	388	-67.45%
Net Income	116	332	-64.97%

Net Income Per Share (Annualized)	$0.11	$0.32	-65.07%
Net Interest Margin (Period Avg. Assets)	3.59%	3.58%	0.23%

PERFORMANCE RATIOS	Quarter
Return on Average Equity	3.80%	10.46%	-63.72%
Return on Average Assets	0.26%	0.84%	-69.02%

BALANCE SHEET HIGHLIGHTS	June 30 2005	December 31 2004	Percent Change

Assets	$186,153	$163,379	13.94%
Loans (Gross)	130,235	112,186	16.09%
Deposits	158,335	126,643	25.02%
Interest Earning Assets	178,710	157,206	13.68%
Shareholders' Equity	12,462	12,201	2.14%
Book Value per Share	$11.88	$11.67	1.87%
Total Shares Outstanding	1,048,659	1,045,909	0.26%
ALLLP as a % Total Loans	1.16%	1.14%	1.46%

Second Quarter 2005	Unaudited

SUMMARY OF OPERATIONS	Year to Date June 30,		Percent
	2005	2004	Change

Net Interest Income	$3,014	$2,458	22.60%
Provision for Loan Losses	355	185	91.89%
Non-Interest Income	494	283	74.38%
Non-Interest Expense	2,747	1,766	55.53%
Pre-Tax Income	405	790	-48.70%
Net Income	295	634	-53.42%

Net Income Per Share (Annualized)	$0.28	$0.61	-53.84%
Net Interest Margin (Period Avg. Assets)	3.64%	3.54	2.89%

PERFORMANCE RATIOS	Year to Date
Return on Average Equity	4.86%	10.46	-53.53%
Return on Average Assets	0.69%	0.84	-18.37%

BALANCE SHEET HIGHLIGHTS	June 30 2005

Assets	$186,153
Loans (Gross)	130,235
Deposits	158,335
Interest Earning Assets	178,710
Shareholders' Equity	12,462
Book Value per Share	$11.88
Total Shares Outstanding	1,048,659
ALLLP as a % Total Loans	1.16%

Source: Clarkston Financial Corporation